Exhibit 99.1

[Company Letterhead]

April 29, 2016

To All Holders of a Series A Warrant

to Purchase Common Stock of

xG Technology, Inc. (Issued August 2015)

Notice to Holders of Series A Warrants to Purchase Common Stock

This Notice is being provided to all holders (the “Holders”) of a Series A Warrant to Purchase Common Stock of xG Technology, Inc. (the “Company”) issued pursuant to that certain Underwriting Agreement dated as of August 13, 2015, by and among the Company and the underwriter(s) referred to therein, and the Company’s Registration Statement on Form S-1 (File number 333-203853), including the amendment to such Registration Statement filed by the Company pursuant to Rule 462(b) with the Securities and Exchange Commission on August 14, 2015 (the “Warrants”). Capitalized terms used but not defined herein shall have the meaning given to them in the Warrants.

On April 29, 2016, the Company executed and entered into Amendment No. 1 to Series A Warrant to Purchase Common Stock with one of the Holders pursuant to which the applicable Exercise Price in the Holder’s Warrant was reduced to $0.07 per share.

Each of the Holders is hereby notified that effective as of April 29, 2016, the Exercise Price in each of their Warrants is also reduced to $0.07 per share. The Company has agreed to reduce the Exercise Price in all Warrants in order to encourage the Holders to exercise their Warrants to facilitate Company’s ability to raise additional funds.

The Company also similarly reduced the exercise price to $0.07 per share of certain other Warrants to Purchase Common Stock issued by the Company in February 2016.

If you have any questions, please contact the undersigned at (941) 953-9035.

Very truly yours,

xG Technology, inc.

By:
Name: Roger G. Branton
Title: Chief Financial Officer